Exhibit (a)(1)(C)

RAMBUS INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 8:00 P.M., PACIFIC TIME, ON JUNE 22, 2012 UNLESS THE OFFER IS EXTENDED.

Before signing this election form, please make sure you have received, read and understand the documents that comprise this offer to exchange certain outstanding options for new options (the “Offer”), including (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”); (2) the email from Harold Hughes, our Chief Executive Officer and President, dated May 24, 2012; (3) the election form, together with its associated instructions; and (4) the withdrawal form, together with its associated instructions.  The Offer is subject to the terms of these documents as they may be amended.  The Offer provides eligible employees the opportunity to exchange eligible options for new options as set forth in Section 2 of the Offer to Exchange.  This Offer expires at 8:00 p.m., Pacific Time, on June 22, 2012, unless extended.  PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms and conditions outlined in the Offer documents, if you participate in the Offer, you will receive a reduced number of new options in exchange for your eligible options determined by dividing (a) the number of exchanged options by (b) the applicable exchange ratio for the eligible option grant, as described in Section 2 of the Offer to Exchange.  If you participate in this Offer, you may exchange outstanding options (regardless of whether the options are vested or unvested) that were granted to you by Rambus under one of our Plans (as defined in the Offer to Exchange) with a grant price of greater than US$14.50 per share and that remain outstanding and unexercised as of the expiration of the Offer, currently expected to be June 22, 2012.  All new option awards will be unvested on the grant date and if you continue to provide services to Rambus or one of its subsidiaries (the “Rambus Group”), will be scheduled to vest as follows (see Section 9 of the Offer to Exchange for further details):

•      New options received in exchange for eligible options will vest as follows: (a) one-third (1/3rd) of the shares subject to the New Option vests on the one (1) year anniversary of the New Option Grant Date and (b) the remaining two-thirds (2/3rds) of the shares subject to the New Option will vest in equal monthly installments during the twenty-four (24) month period immediately following the one (1) year anniversary of the New Option Grant Date;

•      Vesting on any new option will occur only if you continue to provide services to the Rambus Group through the relevant vesting date.

You will lose your rights to all exchanged options that are cancelled under the Offer.

We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares subject to the new option will vest on each vesting date), and to ensure that the number of new options vesting on each vesting date through the vesting schedule is as equal as possible.  As a result, subject to you continuing to provide services to the Rambus Group through each relevant vesting date, you will vest as to a number of shares on each vesting date equal to (x) the number of shares scheduled to vest on the vesting date, rounded down to the nearest whole number plus (y) one additional share on each vesting date until the aggregate number of additional shares vesting under this clause (y) equals the aggregate total of all fractional shares resulting from rounding down in clause (x) for all scheduled vesting dates in the vesting schedule.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

To participate in the Offer, you must complete and submit your election via the Computershare website at www.corp-action.net/RambusIncStockOptionExchange by 8:00 p.m., Pacific Time, on June 22, 2012, unless the Offer is extended.  Alternatively, you may sign, date and deliver the properly completed election form to Stock Plan Administration by email at options2012@rambus.com or by facsimile at 1-408-462-8114 by 8:00 p.m., Pacific Time, on June 22, 2012, unless we extend the Offer.  Only elections that are complete and actually received by Rambus by the deadline will be accepted.  Elections may be submitted only via the Computershare website or via Stock Plan Administration by email or facsimile, as described above.  Elections submitted by any other means, including hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

You may change your mind after you have submitted an election and withdraw some or all of your eligible option grants from the Offer at any time by the expiration date.  You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal we receive by the expiration date.

If you choose to participate in the Offer, please select the appropriate box below (if you are participating by submitting a paper election) or select the appropriate box next to each of your eligible options listed on the Computershare website (if you are participating by making an election through the Computershare website).  Each time you make an election on the Computershare website, please be sure to select either “Yes” or “No” with respect to each of your eligible options.  To help you recall your outstanding eligible options, please refer to the grant information available via the Computershare website that lists your eligible option grants, the grant date of your eligible options, the current grant price per share of your eligible options, and the number of outstanding shares subject to your eligible options.  To review the vesting schedule and option expiration date of each of your eligible options listed on the Computershare website, please refer to your eTrade account by logging into your eTrade account at www.etrade.com.  You may elect to exchange eligible option grants pursuant to the Offer whether the eligible option grants are fully vested, partially vested or entirely unvested.  If you are unable to access your option grant information via the Computershare website or your eTrade account, you may contact Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114 for assistance.

☐  Yes, I wish to participate in the Offer as to ALL of my eligible option grants.

All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be June 22, 2012.

OR

☐  Yes, I wish to participate in the Offer as to some of my eligible option grants listed below: (please list each eligible option grant you wish to exchange in the Offer)

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Original Option Number	Original Option Grant Date	Original Shares Granted	Original Option Grant Price

My eligible option grants that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be June 22, 2012.

I understand that this election form will replace any election and any withdrawal I previously submitted.

SUBMIT NO LATER THAN 8:00 P.M., PACIFIC TIME, ON JUNE 22, 2012 (UNLESS THE OFFER IS EXTENDED).

Election Terms & Conditions

1.     I agree that my decision to accept or reject the Offer with respect to all or some of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange.

2.     I understand that I may change my election at any time by completing and submitting a new election and/or withdrawal no later than 8:00 p.m., Pacific Time, on June 22, 2012 (unless the Offer is extended) and that any election and/or withdrawal submitted and/or received after such time will be void and of no further force and effect.

3.     If I cease to be an employee of the Rambus Group before the Offer expires or am no longer working in an eligible country, I understand that I will cease to be an eligible employee under the terms of the Offer and any election that I have made to exchange my eligible options prior to my ceasing to be an employee of the Rambus Group will be ineffective.  As a result, my eligible options will not be exchanged under the Offer and I will not receive new options.

4.     I agree that decisions with respect to future grants under any Rambus equity compensation plan will be at the sole discretion of Rambus.

5.     I agree that: (i) the Offer is discretionary in nature and may be suspended or terminated by Rambus, in accordance with the terms set forth in the Offer documents, at any time prior to the expiration of the Offer; (ii) Rambus may, at its discretion, refuse to accept my election to participate; and (iii) the Offer is a one-time Offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

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6.     I agree that: (i) the value of any new options and participation in the Offer made pursuant to the Offer is an extraordinary item of income which is outside the scope of my employment contract, if any; and (ii) the Offer value of any new options granted pursuant to the Offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

7.     Neither my participation in the Offer nor this election shall be construed so as to grant me any right to remain in the employ of the Rambus Group and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause.

8.     For the exclusive purpose of implementing, administering and managing my participation in the Offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer.  I understand that my employer holds certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Rambus, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor (“Data”), for the purpose of implementing, administering and managing the Offer.  I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country.  I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local Human Resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local Human Resources representative.  I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Offer.  For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact Stock Plan Administration at options2012@rambus.com.

9.     Regardless of any action that Rambus or a subsidiary or affiliate of Rambus takes with respect to any or all income tax, social security or social insurance, payroll tax, payment on account or other tax-related withholding related to the Offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility.  In that regard, I authorize Rambus and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales, either through a voluntary sale or through a mandatory sale arranged by Rambus (on my behalf pursuant to this authorization) or other cash payments paid to me by Rambus and/or its subsidiaries.  Finally, I agree to pay to Rambus or its subsidiary any amount of Applicable Withholdings that Rambus or its subsidiary may be required to withhold as a result of my participation in the Offer if Rambus does not satisfy the Applicable Withholding through other means.

10.   I acknowledge that I may be accepting the Offer and the terms and conditions of this election in English and I agree to be bound accordingly.

11.   I acknowledge and agree that neither Rambus nor a subsidiary or affiliate of Rambus, nor any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offer documents.

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12.   I agree that participation in the Offer is governed by the terms and conditions set forth in the Offer documents and this election form.  I acknowledge that I have received the Offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the Offer.  I agree that any and all decisions or interpretations of Rambus upon any questions relating to the Offer and this election will be given the maximum deference permitted by law, although I have all rights accorded to me under applicable law to challenge such decision or interpretation in a court of competent jurisdiction.

13.   I further understand that if I submit my election by facsimile, Rambus intends to send me a confirmation of my election via email at my Rambus email address, if any, or if none, at my personal email address as I have provided to Rambus below, within two U.S. business days after the submission of my election.  I understand that if I submit my election via the Computershare website, the Confirmation Statement provided on the Computershare website at the time I submit my election will provide evidence that I submitted my election and that I should print and keep a copy of such Confirmation Statement for my records.  If I have not received a confirmation, I understand that it is my responsibility to ensure that my election has been received no later than 8:00 p.m., Pacific Time, on June 22, 2012.  I understand that only responses that are complete, signed (electronically or otherwise), dated and actually received by Rambus by the deadline will be accepted.

(Required)

☐    I acknowledge and agree with the terms and conditions stated above.

Employee Signature	Date and Time (indicate time zone)

Employee Name (Please print)

Employee Email Address

If submitting via email or facsimile, deliver to:

Stock Plan Administration

Email: options2012@rambus.com

Facsimile: 1-408-462-8114

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ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.             Delivery of the Election.

If you choose to participate in the Offer, you must do one of the following by the expiration date, currently expected to be 8:00 p.m., Pacific Time, on June 22, 2012:

Elections via Computershare Website

a.     To submit an election via the Computershare website, click on the link to the Computershare website in the email you received from Harold Hughes announcing this Offer or go to the Computershare website at www.corp-action.net/RambusIncStockOptionExchange.

b.     Log into the Computershare website using the unique PIN provided to you in the email you received from Computershare on May 24, 2012.

c.     After logging into the Computershare website, you will be directed to your election form that contains the following personalized information with respect to each eligible option you hold, including an Option Exchange Analysis Tool to assist you in analyzing potential effects related to your projected grant price and the related gains based upon your future desired stock price.

•      the option number of the eligible option;

•      the grant date of the eligible option;

•      the total number of outstanding shares subject to the eligible option;

•      the current grant price per share of the eligible option; and

•      the expiration date of the eligible option

d.     Select the appropriate box next to each of your eligible option grants to indicate your choice whether to exchange your eligible options in accordance with the terms of this Offer.  Select the “SUBMIT” button to proceed to the next page.

e.     After completing the election form, you will have the opportunity to review the elections you have made with respect to your eligible options.  If you are satisfied with your elections, continue the election process as instructed through the Computershare website.  Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.

f.      You will be directed to the Confirmation Statement page.  Please print and keep a copy of the Confirmation Statement for your records.

Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the Computershare website.

If you want to use the Computershare website but are unable to submit your election via the Computershare website as a result of technical failures of the Computershare website, such as the Computershare website being unavailable or the Computershare website not accepting your election, or if you do not have access to the Computershare website for any reason, you may submit your election by email or facsimile by following the instructions provided below.  To obtain a paper election form, please contact Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.

Elections via Facsimile or Email

Alternatively, you may submit your election form via facsimile or email by doing the following:

a.     Properly complete, sign and date the election form that you received in the email from Harold Hughes, dated May 24, 2012, announcing the Offer.

b.     Submit the properly completed election form to Stock Plan Administration by email at options2012@rambus.com or by facsimile to 1-408-462-8114.  We must receive your properly completed and submitted election form by the expiration of the Offer, currently expected to be 8:00 p.m., Pacific Time, on June 22, 2012.

Your delivery of all documents regarding the Offer, including elections and withdrawals, is at your risk. Delivery will be deemed made only when actually received by us.  If you submit your election or withdrawal via the Computershare website, you should print and keep a copy of the Confirmation Statement on the Computershare website at the time that you complete and submit your election or withdrawal.  The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal.  If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two (2) U.S. business days of receiving your election or withdrawal.  If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.  Only responses that are properly completed and actually received by Rambus by the deadline by the Computershare website at www.corp-action.net/RambusIncStockOptionExchange or by Stock Plan Administration via email at options2012@rambus.com or by facsimile at 1-408-462-8114 will be accepted.  Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. Note that if you submit any election and/or withdrawal via email or facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent Rambus from providing you with an email confirmation prior to the expiration of the Offer.

Our receipt of your election is not by itself an acceptance of your eligible options for exchange.  For purposes of this Offer, we will be deemed to have accepted eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of eligible options for exchange.  We may issue this notice of acceptance by press release, email or other form of communication.  Eligible options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be June 22, 2012.

Rambus will not accept any alternative, conditional or contingent tenders.  Although it is our intent to provide you with confirmation of receipt of this election, by completing and submitting this election, you waive any right to receive any notice of the receipt of the tender of your eligible options, except as provided for in the Offer to Exchange.  Any confirmation of receipt sent to you merely will be a notification that we have received your election and does not mean that your eligible options have been cancelled.  Your eligible options that are accepted for exchange will be cancelled after the Offer expires on the same calendar day as the expiration date, which cancellation is scheduled to be June 22, 2012.

2.             Withdrawal and Additional Tenders.

Tenders of eligible options made through the Offer may be withdrawn at any time on or before 8:00 p.m., Pacific Time, on June 22, 2012.  If Rambus extends the Offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the Offer.  In addition, although Rambus currently intends to accept your validly tendered eligible options promptly after the expiration of the Offer, if we have not accepted your options by 8:00 p.m., Pacific Time, on June 22, 2012, you may withdraw your tendered eligible options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange, you must follow the instructions set forth in, and complete and submit, the Withdrawal Form included as one of the documents that comprise this Offer to Exchange.  Please see the Rambus Inc. Offer to Exchange Certain Outstanding Options for New Options—Withdrawal Form to withdraw any of the options you previously elected to exchange.

Please note that your withdrawal must be submitted before the Offer expires in accordance with the procedures described in the instructions contained in the Withdrawal Form.  You may not rescind any withdrawal and any eligible options withdrawn will not be deemed properly tendered for purposes of the Offer unless you properly re-elect to exchange those eligible options on or before the expiration date.

To re-elect to exchange some or all of your withdrawn eligible option grants or to elect to exchange more or less eligible option grants, you must submit a new election via the Computershare website or by sending an email or facsimile to Stock Plan Administration as follows:

Via Computershare website: www.corp-action.net/RambusIncStockOptionExchange
Via Stock Plan Administration:
Email: options2012@rambus.com
Facsimile: 1-408-462-8114

Your new election must be submitted in accordance with the procedures described in the instructions herein.  Any prior election will be disregarded; therefore, your new election must indicate all eligible option grants you wish to exchange, not just those you wish to add.  Your new election must include the required information regarding all of the eligible option grants you want to exchange and must be signed and clearly dated after the date of any election and any withdrawal you previously submitted.  Upon the receipt of such a new, properly completed, signed and dated election, any previously submitted election and/or withdrawal will be disregarded and will be considered replaced in full by the new election.  You will be bound by the last properly submitted election and/or withdrawal we receive on or before the expiration date.

The delivery of all documents, including withdrawal forms, is at your own risk.  Only responses that are properly completed, signed (electronically or otherwise), dated and actually received by Rambus by the deadline via the Computershare website at www.corp-action.net/RambusIncStockOptionExchange or via Stock Plan Administration by email at options2012@rambus.com or by facsimile at 1-408-462-8114 will be accepted.  Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.  If you submit your election or withdrawal via the Computershare website, you should print and keep a copy of the Confirmation Statement on the Computershare website at the time that you complete and submit your election or withdrawal.  The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal.  If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two (2) U.S. business days of receiving your election or withdrawal.  If you have not received a confirmation, it is your responsibility to confirm that we have received your withdrawal. You should contact  Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.  Note that if you submit any election and/or withdrawal via email or facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent Rambus from providing you with an email confirmation prior to the expiration of the Offer.

3.             Tenders.

If you intend to tender eligible options through the Offer, you must tender all of your shares subject to each eligible option grant, except to the limited extent specifically described in the following paragraph.

You may pick and choose which of your eligible option grants you wish to exchange.  If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.  If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this Offer with respect to the entire remaining outstanding portion of the option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents.  We are not accepting partial tenders of option grants, so you may not accept this Offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else.  As you are the legal owner of the eligible options, we will respect an election to exchange such eligible option grant pursuant to the Offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant.

4.             Signatures on this Election.

If the election is being submitted via email or facsimile, it must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever.  If this election is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Rambus of the authority of that person to act in that capacity must be submitted with this election via email or facsimile.

Elections submitted via the Computershare website:

Logging into the Computershare website and completing and submitting your election via the Computershare website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.

5.             Other Information on this Election.

If you are submitting your election via email or facsimile, in addition to completing and signing the election form, you must print your name and indicate the date and time at which you signed.  You also must include a current email address.

6.             Requests for Assistance or Additional Copies.

Any questions or requests for additional copies of the Offer to Exchange or this election form should be directed to  Stock Plan Administration by email at options2012@rambus.com or by facsimile at 1-408-462-8114.  Copies will be furnished promptly at Rambus’ expense.

7.             Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any elections.  Our determination of these matters will be given the maximum deference permitted by law.  However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction.  Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.  We reserve the right to reject any elections or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered eligible options that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time Offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important:  The election must be received no later than 8:00 p.m., Pacific Time, on June 22, 2012, via the Computershare website or via  Stock Plan Administration by email or facsimile as follows:

Computershare website: www.corp-action.net/RambusIncStockOptionExchange
Stock Plan Administration:
Email: options2012@rambus.com
Facsimile: 1-408-462-8114

8.             Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, the email from Harold Hughes, our Chief Executive Officer and President, dated May 24, 2012, this election form, together with its instructions and the withdrawal form, together with its instructions, before deciding whether or not to participate in the Offer.

9.             Important Tax Information.

Please refer to Section 14 and Schedules C through G of the Offer to Exchange, which contain important tax information.  We also recommend that you consult with your personal advisors before deciding whether or not to participate in this Offer.